Exhibit B-1(e)

                  SYSTEM ENERGY RESOURCES, INC.
                        639 Loyola Avenue
                  New Orleans, Louisiana 70113


                                               November 30, 2000

River Fuel Funding Company #3, Inc.
c/o United States Trust Company
 of New York
114 West 47th Street
New York, New York 10036

The Bank of New York
One Wall Street
New York, New York 10286


Dear Sirs:

          Pursuant to the requirements of the Fuel Lease, dated as of February 24, 1989, between River Fuel Funding Company #3, Inc. and System Energy Resources, Inc., System Energy Resources, Inc. hereby acknowledges receipt of a copy of (i) the Credit Agreement, dated as of November 30, 2000, among River Fuel Funding Company #3, Inc., The Bank of New York and the various Lenders parties thereto, and (ii) the Depositary Agreement, dated as of November 30, 2000, among River Fuel Funding Company #3, Inc., The Chase Manhattan Bank and The Bank of New York, and consents to your entry into said Credit Agreement and Depositary Agreement.


                                    Very truly yours,

                                    SYSTEM ENERGY RESOURCES, INC.


                                    By:
                                        Name:  Frank Williford
                                        Title: Assistant Treasurer